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                                                                    Exhibit 10.2

                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement ("Agreement"), dated as of October 14, 2005, is by and among Lynx Production Company, Inc., whose address is 2100 Ross Avenue, Suite 860, LB 52, Dallas, Texas 75201, Elton Resources, Inc., whose address is 2813 Willow Ridge, Garland, Texas 75044, Cascade Energy Corporation, whose address is 5919 Greenville Avenue, No. 409, Dallas, Texas 75206, Chelsea Energy Inc., whose address is 2100 Ross Avenue, Suite 860, LB 52, Dallas, Texas 75201, William P. Sutter, Trustee, William P. Sutter Trust, whose address is 2 Par Club Circle, Village of Golf, Florida 33436, J. Leroy Bell, whose address is P.O. Box 2521, Midland, Texas 79702, E.L. Brahaney, whose address is 223 W. Wall Street, Suite 603, Midland, Texas 79701, Brent Beck, whose address is 4113 Fairwood, Midland, Texas 79707, Cavic Interests, LLC, whose address is P.O. Box 50213, Midland, Texas 79710, and Stanley Talbott, whose address is 201 W. Wall, Suite 405, Midland, Texas 79701 (collectively, "Seller"), and Parallel LP, whose address is 1004 N. Big Spring, Suite 400, Midland, Texas 79701 ("Buyer"). Seller and Buyer are sometimes together referred to herein as "Parties".

                                   WITNESSETH:

      WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

      WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

      1.1. "Agreement" shall mean this Purchase and Sale Agreement between Seller and Buyer.

      1.2. "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

      (a) the Leases;

      (b) the Personal Property and Incidental Rights; and

      (c) the Inventory Hydrocarbons

      1.3. "Assumed Obligations" shall mean:

      (a) all Environmental Obligations or Liabilities;

      (b) all obligations with respect to gas production, sales or, subject to
Article 18, processing imbalances with third parties; and

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      (c) all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets after the Effective Time.

      1.4. "Closing" shall be as defined in Section 13.1.

      1.5. "Closing Date" shall be as defined in Section 13.1.

      1.6. "Effective Time" shall mean 7:00 a.m., local time, on November 1, 2005.

      1.7. "Environmental Defect" shall mean: (i) a condition or activity with respect to an Asset that is in violation, or reasonably likely to violate, any federal, state or local statute or regulation ("Environmental Law") relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas ("Regulated Substances"); or (ii) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under an Asset in any manner or quantity which is required to be remediated by Environmental Law or by any applicable action or guidance levels or other standards published by any governmental agency with jurisdiction over the Assets. Buyer and Seller agree that for a condition to be in violation of any statute or regulation referred to in the preceding sentence, it shall not be necessary that Seller shall be under notice of violation from a federal or state regulatory agency.

      1.8. "Environmental Obligations or Liabilities" shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, associated with the Assets, whether arising before or after the Effective Time, and attributable to or resulting from: (i) pollution or contamination of soil, groundwater or air, on the Assets and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, (v) all obligations for plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, which are included in the Assets; and (vi) violation of any federal, state or local environmental or land use law. Notwithstanding anything to the contrary set forth in, or implied by, this Section 1.8, "Environmental Obligations or Liabilities" does not include (i) personal injury or wrongful death occurring prior to the Closing or (ii) offsite waste disposal occurring prior to the Closing Date.

      1.9. "Excluded Assets" shall mean the following:

      (a) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income

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or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time, all of the preceding regardless of when actually paid or received;

      (b) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

      (c) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time except to the extent directly related to the Assumed Obligations;

      (d) except as otherwise provided in Article 15, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or
(iii) to any insurance or condemnation proceeds or awards;

      (e) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

      (f) claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

      (g) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

      (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the assets with respect to any period prior to the Effective Time;

      (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time;

      (j) all of Seller's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

      (k) all of Seller's remote terminal units, radio control alarms, radio towers, [and leased automobiles and trucks] located on the leases, areas, and lands described in Exhibit A.

      1.10. "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

      1.11. "Inventory Hydrocarbons" shall mean all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically

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above the top of the pipeline connection from such tanks) produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage at the Effective Time.

      1.12. "Leases" shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Seller in the lands described on Exhibit A, including, but not limited to, the oil and gas leases described on Exhibit A, and any interest which Seller is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, fee and term mineral interests, and any other interests of Seller in Hydrocarbons, it being the intent hereof if the legal descriptions and depth limitations set forth on Exhibit A do not correctly describe such leases or interests or all of the lands covered thereby, that the "Leases" shall nevertheless include all of Seller's right, title and interest in the Leases, lands and other interests described on Exhibit A and all land and depths covered thereby, SAVE AND EXCEPT depths from the top of the Yates Formation down to the base of the Queen Formation, even though such interests may be incorrectly described.

      1.13. "Performance Deposit" shall be as defined in Section 3.2.

      1.14. "Personal Property and Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the, same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases:

      (a) all easements, rights-of-way, permits, licenses, servitudes, surface leases and fee parcels or other interests;

      (b) all wells, equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, wellhead equipment, casing, tubing, pumps, motors, machinery, gathering lines and facilities, telephone lines, boilers, buildings, injection wells and facilities, saltwater disposal wells and facilities, central processing facilities, metering facilities, compression facilities, platforms, tank batteries, appurtenances, and improvements now or as of the Effective Time situated upon the Leases or the land covered by the instruments described in Section 1.14(a) or used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression; processing or transportation of Hydrocarbons from or in the Leases;

      (c) all contracts, agreements, and title instruments to the extent, attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, and fractionating contracts, and joint operating agreements, unitization, pooling and communitization agreements; and

      (d) originals of all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all seismic, geological, geochemical, and geophysical information and data, to the extent that such data is not

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subject to any third party restrictions, but excluding Seller's proprietary interpretations of same.

      1.15. "Purchase Price" shall be as defined in Section 3.1.

      1.16. "Retained Obligations" shall mean all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets prior to the Effective Time (including, without limitation, (i) all indebtedness of Seller for borrowed money which is secured by liens on or security interests in the Assets; and (ii) the following to the extent the same are attributable to periods prior to the Effective Time in accordance with generally accepted accounting principles: liabilities for royalties, overriding royalties and other burdens on production; production expenses, operating expenses and all expenditures attributable to the operation of the Assets; personal injuries; and Taxes (provided, that all Taxes based on or measured by production or the value thereof shall be deemed for purposes of this Agreement to be attributable to the period when such production was produced, notwithstanding that such Taxes may not be assessed or paid in a subsequent period); but not including any such items to the extent the Purchase Price is reduced therefor pursuant to Section 3.3(b)(2 or 5)), except those specifically included in the definition of "Assumed Obligations."

                    ARTICLE 2. AGREEMENT TO PURCHASE AND SELL

      Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets and to assume the Assumed Obligations.

                      ARTICLE 3. PURCHASE PRICE AND PAYMENT

      3.1. Purchase Price.

      Subject to adjustment as set forth below, the Purchase Price for the Assets shall be Forty Nine Million Five Hundred Thousand Dollars
($49,500,000.00), allocated among the Assets as provided in Exhibit B.

      3.2. Performance Deposit.

      Immediately upon the execution hereof, Buyer shall tender to Seller, by bank wire transfer to the trust account of the law firm of Turner, Davis & Gerald, a Performance Deposit equal to $4,455,000.00, which Performance Deposit shall be non-interest-bearing and non-refundable except as provided herein.

      3.3. Final Settlement/Purchase Price Adjustments.

      Within 90 days after Closing, Seller shall provide to Buyer, for Buyer's concurrence, an accounting (the "Final Settlement Statement") of the actual amounts of Seller's and Buyer's Credits for the adjustment set out in this
Section 3.3. Buyer shall have the right for 30 days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments. The Parties shall attempt to resolve any disagreements on a best efforts basis. Those credits agreed upon by Buyer and Seller shall be netted and the final settlement shall be paid as directed in writing by the receiving party, on final adjustment by the party owing it (the "Final Settlement").

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      The Purchase Price shall be adjusted as follows:

      (a) The Purchase Price shall be adjusted upward by the following ("Seller's Credits"):

            (1) the value of (i) all Inventory Hydrocarbons, such value to be based upon actual sales receipts if available or, in the absence thereof, upon the prevailing market value for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the operators of the Assets; and (ii) the value of all of Seller's unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price for said products;

            (2) the amount of all production expenses, operating expenses and all expenditures attributable to the operation of the Assets after the Effective Time and actually paid by Seller in accordance with generally accepted accounting principles;

            (3) an amount equal to $317.00 per month (or prorated portion thereof) from the Effective Time to the Closing Date, as a fee for operating the Assets, such fee shall be in lieu of any COPAS fees that may be chargeable to Seller's interest in any Assets operated by Seller (plus Seller shall be entitled to all third party COPAS fees related to periods before the Closing
Date);

            (4) an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement; and

            (5) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

      (b) The Purchase Price shall be adjusted downward by the following ("Buyer's Credits"):

            (1) the total collected sales value of all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Assets, and any other monies collected by the Seller with respect to the ownership or operation of the Assets after the Effective Time, but excepting interest income. To the extent collected as of Closing, such revenue shall be included in the preliminary statement referenced in Section 3.3(c). To the extent collected after Closing such revenue, less Seller's reasonable estimate of amounts then owing to Seller, shall be delivered to Buyer within five (5) business days after receipt of such revenue by Seller. Delivery or acceptance of such revenue shall not be considered a waiver of any rights to further adjustments or calculations a party may have pursuant to this Agreement;

            (2) the amount of all unpaid ad valorem, property, production, net profits, excise, severance and similar taxes and assessments (but not including income taxes) ("Taxes"), which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be

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computed based upon such Taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended;

            (3) an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement;

            (4) an amount equal to the sum of amounts held in suspense by Seller for the account of third parties as set forth in Schedule 3.3(b)(4) hereto (subject to reasonable updatinq through the Closing Date)(obligations for payment of which amounts to such third parties Buyer shall assume at Closing);

            (5) an amount equal to all unpaid royalties, overriding royalties and other burdens on production, production expenses, operating expenses and all expenditures attributable to the operation of the Assets prior to the Effective Time in accordance with generally accepted accounting principles; and

            (6) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

      (c) Seller shall prepare and deliver to Buyer, at least five "Business Days" prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.3. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments (and any disputes shall be resolved by the parties in connection with the resolution of the Final Settlement Statement).

               ARTICLE 4. SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller jointly represents and warrants to Buyer as of the date hereof, and the Closing Date that:

      (a) Among the parties Seller, Lynx Production Company, Inc., Elton Resources, Inc. and Cascade Energy Corporation, Chelsea Energy, Inc. and Cavic Interests, LLC (collectively the "Corporate Sellers") each is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the state of Texas, and is duly qualified to carry on its business in those states where it is required to do so.

      (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of the governing documents of any of the Corporate Sellers or any agreement or instrument to which Seller is a party or by which it is bound (except any provision contained in agreements customary in the oil and gas industry relating to (1) the Preferential Purchase Rights (defined below) covering all or any portion of the Assets; (2) required consents to

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transfer the Assets; (3) maintenance of uniform interest provisions; and (4) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Seller.

      (c) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller and is enforceable in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

      (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller threatened against Seller.

      (e) The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller.

      (f) There are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending, or to the knowledge of Seller threatened, against Seller or any of its affiliates, or any Asset (a) seeking to prevent the consummation of the transactions contemplated hereby, or (b) which, singly or in the aggregate, would adversely affect the Assets.

      (g) Production Sales Contracts. Except for contracts or arrangements terminable on 30 days' notice and except as specifically indicated in Schedule 4(g), no hydrocarbons produced from the Assets are subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons, and no person has any call upon or option to purchase the Assets or the production therefrom.

      (h) Prepayment Obligations. Seller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor.

                ARTICLE 5. BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

      (a) Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Texas, and as of the Closing Date (but not on the date hereof) is duly qualified to carry on its business in those states where it is required to do so.

      (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's articles of incorporation, partnership agreement(s),

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by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer.

      (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, company, partnership or otherwise, on the part of Buyer.

      (d) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

      (e) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer.

      (f) Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein.

      (g) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Assets and the value thereof.

      (h) Buyer has the financial resources to close the transaction contemplated by this Agreement, and if third party financing is a requirement for Buyer's ability to close, Buyer has obtained such financing or will have obtained such financing before the Closing Date.

                ARTICLE 6. ACCESS TO INFORMATION AND INSPECTIONS

      6.1. Title Files.

      Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine and copy, in Seller's offices at their actual location, all abstracts of title, title opinions; title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

      6.2. Other Files.

      Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all production, well, regulatory, engineering, seismic, geological, geophysical and geochemical

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information, accounting information and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, excepting economic evaluations, reserve reports and any such information that is subject to the attorney/client and work product privileges. Seller shall use its commercially reasonable efforts to cause third party operators of the Assets to afford Buyer similar access to their files and records relating to the Assets. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

      6.3. Confidentiality Agreement.

      All such information made available to Buyer shall be maintained confidential by Buyer until Closing. The information protected by such confidentiality obligation does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by Buyer), or (ii) is or was available to Buyer on a nonconfidential basis. Buyer may disclose the information or portions thereof to those employees, agents or representatives of Buyer or its lenders who need to know such information for the purpose of assisting Buyer in connection with its performance of this Agreement. Further, in the event that Buyer is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the information, Buyer shall provide Seller with prompt written notice of such request or requirement, so that Seller may seek such protective order or other appropriate remedy as it may desire. Buyer shall further take whatever reasonable steps which may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 6.3.

      6.4. Inspections.

      Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets.

      6.5. No Warranty or Representation on Seller's Information.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.

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                ARTICLE 7. ENVIRONMENTAL MATTERS AND ADJUSTMENTS

      7.1. Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Buyer discovers that any Asset is subject to a material Environmental Defect, Buyer may raise such Environmental Defect in the manner set forth hereafter. For purposes hereof, the term "material" shall mean that the cost of remediating any single defect exceeds $100,000.00, the parties agreeing that such amount will be a per Asset deductible rather than a threshold; in this context each separately designated asset described on Exhibit "B" hereto will constitute a separate "Asset". No later than 5:00 p.m., C.D.T., on November 1, 2005 (the "Environmental Defect Notice Date"), Buyer shall notify Seller in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Buyer's good faith estimate of the net reduction in value of the Assets affected by such defects (the "Environmental Defect Value"). Prior to Closing, Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without the written consent of the other party unless required by law.

      7.2. If Buyer fails to notify Seller prior to or on the Environmental Defect Notice Date, of any Environmental Defects, all Environmental Defects not timely noticed to Seller pursuant to Section 7.1 will be deemed waived, Seller shall be released from any liability therefor, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such defects. Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date.

      7.3. In the event that Buyer provides Seller with an Environmental Defect Notice, Seller, at its sole option, shall, (i) agree to cure or remediate any Environmental Defect within a reasonable time after Closing as provided in
Section 7.4; or, (ii) reduce the Purchase Price by the amount of the Environmental Defect Value; provided, however, if an Environmental Defect poses a material risk of any claims by third parties for damages, injunctive relief or any other remedy other than the remediation contemplated in determining the Environmental Defect Value, or if the estimated Environmental Defect Value exceeds 20% of the Allocated Value of the affected Asset, then Buyer shall have the right to delete the affected Asset from the Assets to be conveyed under this Agreement, and receive a reduction of the Purchase Price in the amount of the Allocated Value of such Asset, in which event 100% of the Allocated Value of such Asset shall be included in the calculation of total defects for purposes of
Article 9. Regardless of Seller's intention to cure or remediate an Environmental Defect after Closing, the value of all Environmental Defects not cured or remediated by Closing shall be included in the calculation of total defects for purposes of Article 9.

      7.4 If Seller elects to proceed under Section 7.3(i) with respect to an Environmental Defect, Seller shall remediate such Environmental Defect as soon as reasonably practicable after Closing in accordance with applicable law, in which case the following provisions will govern the remediation:

      (a) An amount equal to the Environmental Defect Value of such Environmental Defect shall be placed in escrow by Buyer, with an escrow agent and pursuant to an escrow agreement mutually acceptable to the Parties, and the Purchase Price shall be reduced by such amount.

      (b) Buyer will grant access to the Assets after Closing to Seller, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation. Buyer will use its commercially reasonable efforts not to interfere with Seller's ingress and egress or assessment or remediation activities. Seller will make reasonable efforts to perform the work so as to minimize disruption to Buyer's business activities and to the Assets.

      (c) Seller shall retain the liability for, and shall indemnify, defend and hold harmless Buyer from any Claims with respect to the Environmental Defect, until such time as the remediation has been completed and accepted by Buyer, and upon such acceptance by Buyer (which acceptance shall not be unreasonably withheld or delayed), the amount escrowed on account of such Environmental Defect shall be released to Seller (together with all interest earned thereon ..in the escrow account), and Seller shall have no further liability or indemnification obligation with respect to such Environmental Defect.

      (d) Until Seller completes remediation of an Environmental Defect, Seller and Buyer will each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the Environmental Defect or the remediation of the Assets affected by the Environmental Defect.

      (e) If Seller undertakes remediation as to any Asset in which Seller's ownership is less than 100%, Buyer will bill the other working interest owners for their share of the remediation expenses in advance of Seller beginning such remediation to the extent permitted under the applicable operating agreement and will pay over to Seller any amount so received provided that Buyer shall have no obligation to initiate any legal proceeding to collect such amounts and shall be entitled to deduct any reasonable costs of collection from the amount received to be paid to Seller.

      7.5 Notwithstanding anything contained herein to the contrary, there shall be no adjustments to the Non-Producing Leasehold (as described in Exhibit B hereto) pursuant to Articles 7 and 9 hereof.

                    ARTICLE 8. TITLE DEFECTS AND ADJUSTMENTS

      8.1. Definitions.

      For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

      (a) "Allocated Value" shall mean the dollar amount allocated to each Asset as set forth on Exhibit B.

      (b) "Defensible Title", subject to and except for the Permitted Encumbrances (as hereinafter defined), means: As to the Leases, such title held by Seller and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases are located that (a) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the net revenue interest shown on Exhibit B of all oil and gas produced, saved and marketed from or attributable to the well or unit indicated through the plugging, abandonment and salvage of such wells; (b) obligates Seller, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such well or unit through the plugging, abandonment and salvage of such wells in an amount not greater than the expense interest of Seller set forth in Exhibit B (unless Seller's net revenue interest therein is proportionately increased); and (c) the Assets are free and clear of any liens, burdens or encumbrances of any kind or character.

      (c) "Title Defect" shall mean any matter which (i) causes Seller to have less than Defensible Title to any of the Assets as of the Closing Date, or (ii) causes any of the following to be untrue:

            (A) Leases. The Leases are in full force and effect, are valid and subsisting. Except for the matters described in Schedule 8.1(c)(A), within the last two years Seller has not been notified by any lessor under any Lease or by any other party of a default under any Lease that has not been resolved or of any requirements or demands to drill additional wells on any of the Leases. Further, all contracts affecting the Assets are of the type generally found in the oil and gas industry in the geological area in which the Assets in question are located, do not (individually or in the aggregate) contain unusual or unduly burdensome provisions which may operate in a materially adverse manner with respect to the Assets or to the Buyer, and are in form and substance considered conventional within the oil and gas industry in the geographical area in which the Assets are located.

            (B) Material Contracts; Required Capital Expenditures. Seller is not in default, and within the last two years has not received any written notice from any person alleging that Seller is in default, in any material respect under any material contract or agreement pertaining to the Assets except for those alleged defaults described in Schedule 8.1(c).

            (C) Proration. The production from the wells has not been prorated.

            (D) Tax Partnerships. Except as set forth on the attached Schedule 8.1(c) (D), , no portion of the Assets (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership. For purposes of this Section 8.1(c)(D) a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code by reasons of elections made, pursuant to section 761 (a) of the Code and all such similar federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

      (d) "Title Defect Property" shall mean any Lease or portion thereof burdened by a Title Defect.

      (e) "Permitted Encumbrances" shall mean any of the following matters:

            (i) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

            (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record;

            (iii) tax liens and mechanic's liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business (which contests and contested amounts are described in Schedule 8.1 (e)(iii) hereto);

            (iv) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Seller's right to receive the revenues attributable thereto: (x) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (y) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

            (v) all lessors' royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any well affected thereby to a percentage less than that percentage reflected in Exhibit B or impair the right to receive revenues attributable thereto;

            (vi) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties prior to the Closing Date, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

            (vii) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

            (viii) defects or irregularities of title arising out of events or transactions which have been barred by limitations;

            (ix) any encumbrance or other matter (other than liens securing indebtedness originated by or expressly assumed by Seller or its affiliates, which shall not be subject to any deductible) having an aggregate adverse effect on the value of the

Assets of less than $100,000.00, the parties agreeing that such amount will be a per Asset deductible rather than a threshold; and

            (x) any encumbrance or other matter (whether or not constituting a "Title Defect") expressly waived in writing by Buyer.

      8.2. Notice of Title Defects.

      No later than 5:00 p.m., C.S.T., on November 1, 2005 (the "Title Defect Notice Date"), Buyer may provide Seller written notice of any Title Defect along with a description of those matters which, in Buyer's reasonable opinion, constitute Title Defects and setting forth in detail Buyer's calculation of the value for each Defect. Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects. Buyer's failure to deliver to Seller such notice on or before the Defect Notice Date shall be deemed a waiver by Buyer of all Title Defects that Seller does not have notice of on such date. Any defect or deficiency concerning Seller's title to the Assets not asserted by Buyer prior to the Title Defect Notice Date shall be deemed waived by Buyer for all purposes.

      8.3. Title Defect Adjustment.

      (a) Seller shall have the opportunity to cure, until sixty (60) days after Closing ("Cure Period"), any Title Defect, or, alternatively, Seller may elect to cure such Title Defect by indemnifying Buyer against any damages, claims or expenses that may arise out of such Title Defect, subject to the provisions of
Section 8.3(b) below. If Seller elects to attempt to cure a Title Defect after Closing, Closing with respect to the portion of the Assets affected by such Title Defect will be deferred (the "Closing Deferred Property"). Closing with respect to all other Assets will proceed as provided in this Agreement (subject to Article 9 and the other provisions of this Agreement), but the Base Purchase Price delivered to Seller at such initial Closing will be reduced by the Allocated Value of all Closing Deferred Properties. If Seller cures any Title Defect within the Cure Period, then the Closing with respect to the Closing Deferred Property for which such Title Defect has been cured will proceed and will be finalized within seven (7) days following the end of the Cure Period. If Seller fails or refuses to cure any Title Defect prior to the expiration of the Cure Period, Buyer may separately elect with respect to each affected Closing Deferred Property, by notice to Seller delivered within seven (7) days after receipt by Buyer of Notice from Seller of such failure or refusal to cure any such Title Defect, to waive all of the Title Defects applicable to such Closing Deferred Property (which waived Title Defects shall be deemed Permitted Encumbrances) and proceed to Closing on such Closing Deferred Property. If Buyer does not elect to waive an existing Title Defect, Seller shall retain the affected Closing Deferred Property and the Parties shall have no further obligation with respect thereto. In the event that any such property is retained by Seller and such property has been receiving revenue, without complaint, for a period in excess of two years, then Buyer agrees (i) not to take any action to interfere with such revenue stream, and (ii) to the extent that Buyer becomes payor of such revenue, to pay Seller such revenue upon receipt of an indemnity agreement from Seller.

      (b) The following provisions shall apply to an election by Seller under the first sentence of Section 8.3(a) to cure a Title Defect by indemnifying Buyer with regard to such Title Defect, notwithstanding any other provisions of this Agreement:

            (i) Seller's indemnity shall be of unlimited duration;

            (ii) Seller's indemnity shall be freely transferable by Buyer to its successors and assigns to the Assets affected by such Title Defect, including without limitation, any lender to Buyer and any purchaser of such Assets, whether directly from Buyer or through any foreclosure proceeding; and

            (iii) If the Title Defect Value, individually or in the aggregate, for one or more Title Defects to be covered by the Seller's indemnity exceeds $500,000.00, Seller shall not have the right under the first sentence of Section 8.3(a) to indemnify Buyer with regard to such Title Defects without Buyer's consent, and if such consent is not obtained, then either Seller or Buyer shall have the option to terminate this Agreement as provided in Article 9 below.

      8.4. Title Defect Values.

      In determining the value of a Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the defect. The Title Defect value shall in no event exceed the Allocated Value of the affected Asset. Subject to such limitation; the "Title Defect Value" shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

            (i) the Allocated Value of the leases, lands and well affected by the Title Defect;

            (ii) the reduction in the warranted NRI of the Title Defect Property, or the amount by which the cost sharing percentage for such property is greater than the warranted WI;

            (iii) the productive status of the Title Defect Property (i.e., proved developed producing, etc.) and the present value of the future income expected to be produced therefrom;

            (iv) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

            (v) the legal effect of the Title Defect; and

            (vi) if the Title Defect is a lien or encumbrance on the leases, lands or wells, the cost of removing such lien or encumbrance.

      Notwithstanding anything to the contrary that may be contained in this
Article VIII, (i) Buyer understands and agrees that the Allocated Values set forth in Exhibit B are for currently producing zones and that any loss of depth rights or acreage will not have a Title Defect Value unless such loss causes a decrease in expense or net revenue interest in the currently producing zone; and
(ii) notwithstanding anything contained herein to the contrary, there shall be no adjustments to the Non-Producing Leasehold (as described in Exhibit B hereto) pursuant to Articles 7 and 9 hereof.

      8.5. Title Warranty.

      SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, WITHOUT WARRANTY OF TITLE, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT C HERETO EXCEPT THAT SELLER SHALL WARRANT TITLE TO THE ASSETS AGAINST ALL CLAIMS, LIENS, BURDENS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE. IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 18 HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.

                         ARTICLE 9. OPTION TO TERMINATE

      If the aggregate of the values attributable to all Title Defects determined pursuant to Article 8 plus the value of all Environmental Defects determined pursuant to Article 7 plus the aggregate value of a reduction to the Purchase Price pursuant to Article 10 exceeds Four Million Eight Hundred Fifty Thousand and no/100 Dollars ($4,850,000.00), then either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within five (5) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder.

              ARTICLE 10. PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

      10.1. Actions and Consents.

      (a) Seller and Buyer agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

      (b) Seller shall notify all holders of (i) preferential rights to purchase the Assets ("Preferential Purchase Rights"), (ii) rights of consent to the assignment, or (iii) rights of approval to the assignment of the Assets, and of such terms and conditions of this Agreement to which the holders of such rights are entitled. Seller shall promptly notify Buyer if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such Preferential Purchase Rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Exhibit B. If any additional Preferential Purchase Rights are discovered after Closing, or if a third party Preferential Purchase Rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party Preferential Purchase Rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyer's sole remedy against Seller shall be return by Seller to Buyer of that portion of the Purchase Price allocated under Exhibit B to the portion of the assets on which such rights are exercised and lost by Buyer to such third party. The parties agree that the Allocated Values for properties subject to Preferential Purchase Rights shall be the sole responsibility of Buyer, and Buyer agrees to indemnify and hold Seller harmless from all liability and claims related to the reasonableness of such values.

      (c) With respect to any portion of the Assets for which a Preferential Purchase Right has not been asserted prior to Closing or a consent or other approval to assign has not been granted and for which the time for election to exercise such Preferential Purchase Right or to grant such consent has not expired, Closing with respect to the portion of the Assets subject to such outstanding obligations will be deferred (the "Third Party Interests"). Closing with respect to all other Assets will proceed as provided in this Agreement, but the Base Purchase Price delivered to Seller at Closing will be reduced by the allocated value of the Third Party Interests. In the event that within ninety
(90) days after Closing any such Preferential Purchase Right is waived or consent or approval is obtained or the time for election to purchase or to deliver a consent or approval passes (such that under the applicable documents, Seller may sell the affected Third Party Interest to Buyer), then the Closing with respect to the applicable portion of the Third Party Interests will proceed promptly. If such waivers, consents or approvals as are necessary are not received by Seller within the applicable ninety (90) day period, Seller shall retain such Third Party Interests and the parties shall have no further obligation to each other with respect thereto.

                         ARTICLE 11. COVENANTS OF SELLER

      11.1. Covenants of Seller Pending Closing.

      (a) From and after the date of execution of this Agreement and until the Closing, and subject to Section 11.2 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Seller shall use all reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Assets; provided, however, Buyer's sole remedy for Seller's breach of its obligations under this
Section 10.1(a) shall be limited to the amount of that portion of the Purchase Price allocated in Exhibit B to that portion of the Assets affected by such breach. Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment (1) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than $25,000.00; (2) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets; (3) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (4) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval. On any matter requiring Buyer's approval under this Section 10.1(a), Buyer shall respond within five (5) days to Seller's request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter.

      (b) Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

      11.2. Limitations on Seller's Covenants Pending Closing.

      To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 11.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

                         ARTICLE 12. CLOSING CONDITIONS

      12.1. Seller's Closing Conditions.

      The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

      (a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied, or has caused to be performed and satisfied, all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

      (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

      (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

      (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

      12.2. Buyer's Closing Conditions.

      The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

      (a) all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied, or has caused to be performed and satisfied, all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

      (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

      (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

      (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

                               ARTICLE 13. CLOSING

      13.1. Closing.

      Each of the parties Seller at their option may schedule the closing of the transaction contemplated in this Agreement as to their respective interests at a location mutually acceptable to such Seller and Buyer at any time between November 15, 2005 and January 15, 2006; so long as at the first of such closings (the "Initial Closing") (a) Lynx Production Company, Inc. and any other parties Seller joining in the Initial Closing convey a minimum of an undivided 40% interest in and to each of the Assets and (b) operatorship of all of the Assets operated by Lynx Operating Co., Inc. is transferred from Lynx Operating Co., Inc. to Parallel LP on or before November 15, 2005. The Initial Closing of this transaction (the "Closing") shall be held at the offices of Lynx Production Company, Inc. at 11:00 a.m., local time, on November 15, 2005 or at such earlier date or place as the Parties may agree in writing (herein called "Closing Date"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. On or before five (5) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

      13.2. Seller's Closing Obligations.

      At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

      (a) the Assignment and Conveyance substantially in the form attached hereto as Exhibit C and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

      (b) a nonforeign affidavit executed by Seller in the form attached as Exhibit D;

      (c) appropriate regulatory forms appointing Buyer as the operator for those Assets which Lynx Operating Company operates;

      (d) copies of all third-party waivers, consents, approvals, permits and actions obtained;

      (e) exclusive possession of the Assets;

      (f) letters-in-lieu of transfer orders in form acceptable to Seller and Buyer;

      (g) a Reporting and Accounting Memorandum executed by Seller in the form attached as Exhibit E; and

      (h) releases of all liens and encumbrances burdening the Assets in form and substance reasonably satisfactory to Buyer.

      13.3. Buyer's Closing Obligations.

      At Closing, Buyer shall deliver to each Seller (I) by wire transfer in immediately available funds to an Account designated by each Seller, the Purchase Price (less the Performance Deposit) attributable to each Seller's interest as adjusted by Section 3.3, and (ii) a Reporting and Accounting Memorandum executed by Buyer in the form attached as Exhibit E.

      13.4. Joint Closing Obligations.

      Both Parties at Closing shall execute a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

               ARTICLE 14. LIMITATIONS ON WARRANTIES AND REMEDIES

      THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO

THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

                   ARTICLE 15. CASUALTY LOSS AND CONDEMNATION

      If, prior to the Closing, all or any portion of the Assets is destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and the Purchase Price shall be reduced by the value allocated to the deleted interest as set out in Exhibit B, or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all insurance proceeds received by Seller as well as all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking; provided, however, if the value of that portion of the Assets affected by the Casualty Loss, not to exceed that allocated in Exhibit B, exceeds10%, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, Seller shall return the Performance Deposit to Buyer, the transaction shall not close and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

                        ARTICLE 16. DEFAULT AND REMEDIES

      16.1. Seller's Remedies.

      Upon failure of Buyer to consummate the transactions contemplated hereby by the Closing Date, as it may be extended in accordance herewith, Seller's exclusive remedy for such breach and any other breach of this Agreement by Buyer other than Section 6.3 shall be to retain the Performance Deposit as a liquidated damage and not as a penalty, and terminate this Agreement, all other remedies being expressly waived by Seller. Notwithstanding any provision hereof to the contrary Seller may retain the Deposit as a liquidated damage only in the event the transaction contemplated by this Agreement is terminated due solely to the breach hereof by Buyer in the absence of any material breach hereof by Seller. If the transaction contemplated by this Agreement fails to close or is terminated for any other reason, the Performance Deposit shall be returned to Buyer.

      16.2. Buyer's Remedies.

      Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option and in addition to any other remedies it may have at law or equity, may (i) enforce specific performance, or (ii) terminate this Agreement. In the event Buyer elects to terminate this Agreement as set forth above, Seller shall immediately return the Performance Deposit to Buyer.

      16.3. Other Remedies.

      Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Section 6.3 (and the confidentiality agreements referenced therein). The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

      16.4. Effect of Termination.

In the event of termination of this Agreement under this Article 16, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

                      ARTICLE 17. ASSUMPTION AND INDEMNITY

      17.1. Assumed Obligations; Pre-Closing Liabilities.

      Upon and after Closing Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities accruing after Closing, including the Assumed Obligations and Buyer's indemnity obligations hereunder. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations. Seller agrees to retain and pay, perform, fulfill and discharge all Retained Obligations.

      17.2. Buyer's Indemnity.

      Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgments of any kind or character including, without limitation, any interest, penalty, reasonable attorneys' fees and other costs and expenses incurred in connection therewith or the defense thereof (collectively the "Claims"), with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused by, related to, attributable to, or arising out of the Assumed Obligations.

      17.3. Seller's Indemnity.

      Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all Claims for or with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused by, related to, attributable to, or arising out of the Retained Obligations.

      17.4. Negligence.

      THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

      17.5. Broker or Finder's Fee.

      Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

                           ARTICLE 18. GAS IMBALANCES

      Seller and Buyer will use their best efforts to update (to the Effective
Time) the gas imbalance volume amounts listed on Exhibit F. If, prior to the Final Settlement Date, either party hereto notifies the other party hereto that the volumes set forth in Exhibit F are incorrect, then Buyer or Seller will pay the other at the Final Settlement, as appropriate, an amount equal to $10.00 per net mmbtu variance from the net imbalance shown on Exhibit F. Subject to such adjustment on the Final Settlement Date, as of the Closing Buyer agrees to assume any liability and obligation for gas production imbalances (whether over or under) attributable to the Assets. Except as set forth in this Article 18, in assuming this liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller, and Seller shall not be obligated to refund any of said price to reimburse Buyer for any over-balances existing at the time of sale.

                            ARTICLE 19. MISCELLANEOUS

      19.1. Public Announcements.

      The parties hereto agree that prior to Closing, prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties; or (ii) obtain written approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent
(i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities laws. Attached hereto as Exhibit "H" ("Press Release Form") is a draft of the type of public announcement contemplated by Buyer to be utilized in connection with the transaction being the subject of this Agreement. The parties agree to cause any public announcement issued in connection with the closing of the transaction contemplated in this Agreement to conform substantially to the form attached hereto.

      19.2. Filing and Recording of Assignments, etc.

      Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and Buyer shall furnish copies of all such filed and/or recorded documents to Seller. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

      19.3. Further Assurances and Records.

      (a) After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

      (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

      (c) Buyer agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos; provided, however, that the name of the "Pontius-Barksdale" Lease shall not be changed.

      (d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

      (e) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

      19.4. Notices.

      Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the parties to be notified as set forth below and addressed as follows:

      If to Seller, as follows:

      Lynx Production Company, Inc.
      2100 Ross Avenue, Suite 860, LB 52
      Dallas, Texas 75201
      Attention: Vance Payne
      FAX: (214) 954-0713

      With copy to:

      Steven C. Haworth
      Law Offices of Steven C. Haworth
      5919 Greenville Avenue, No. 409
      Dallas, Texas 75206
      FAX: (214) 692-0909

      If to Buyer:

      Parallel LP
      1004 N. Big Spring, Suite 400
      Midland, Texas 79701
      Attention: Don E Tiffin
      FAX: (432) 684-3905

      With copy to:

      J. Randy Turner
      Turner, Davis & Gerald, P.C.
      400 W. Illinois Avenue
      Midland, Texas 79701

      Fax: (432) 686-5133

      Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

      19.5. Incidental Expenses.

      Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

      19.6. Waiver.

      Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

      19.7. Binding Effect; Assignment.

      All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective successors and assigns. The rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other party, and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement over the objection or without the express written consent of the other party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. In the event Buyer sells or assigns all or a portion of the Assets, this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such assignment.

      19.8. Taxes.

      (a) Seller and Buyer agree that this transaction is not subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition Statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

      (b) Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets prior to the Effective Time.

Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets after the Effective Time. Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment.

      Each party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

      (c) If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Assets acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

      19.9. Confidentiality of Agreement.

      This Agreement and the terms and provisions thereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to Buyer's lenders, if any, and their consultants, who shall be required to keep such information confidential.

      19.10. Audits.

      It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time, except to the extent such proceeds are directly related to the Assumed Obligations. However, Buyer shall have the right to audit the books and records of Seller in order to fulfill any and all SEC and other governmental requirements to which Buyer is subject.

      19.11. Like-Kind Exchanges.

      Each party consents to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1. 1031 (k)-I(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

      19.12. Governing Law.

      THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

      19.13. Entire Agreement.

      This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a party or a successor or assignee of a party hereto.

      19.14. Exhibits.

      All Exhibits attached to this Agreement, and the terms of those Exhibits which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

      19.15. Delivery of Files After Closing.

      The Assets set out in Section 1.14(d) shall be provided by Seller to Buyer as soon as reasonably possible after the Closing Date at a location to be specified by Seller. Any transportation, postage, or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense.

      19.16. Survival.

      All of the representations, warranties, indemnities, covenants and agreements of or by the parties hereto shall survive the execution and delivery of the Assignment and Conveyance indefinitely.

      19.17. Subsequent Adjustments.

      Regardless of the date set for the Final Settlement, Buyer and Seller agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Seller and Buyer recognize that either may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other. Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other party hereto, whichever occurs first, Seller or Buyer, as the case may be, shall submit a statement to the other party hereto showing the relevant items of income and expense. Payment of any net amount due by Seller or Buyer, as the case may be, on the basis thereof shall be made within ten days of receipt of the statement.

      19.18. Counterparts.

      This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                     SELLER:

                                     LYNX PRODUCTION COMPANY, INC.

                                     By: /s/ Robert S. Craine
                                        ----------------------------------
                                         Robert S. Craine
                                         President

                                     ELTON RESOURCES, INC.

                                     By: /s/ Vance Payne
                                        ----------------------------------
                                         Vance Payne
                                         President

                                     CASCADE ENERGY CORPORATION

                                     By: /s/ Steven C. Haworth
                                        ----------------------------------
                                         Steven C. Haworth
                                         President

                                     CHELSEA ENERGY, INC.

                                     By: /s/ Lee Higgins
                                        ----------------------------------
                                         Lee Higgins
                                         President

                                     WILLIAM P. SUTTER TRUST

                                     By: /s/ William P. Sutter
                                        ----------------------------------
                                         William P. Sutter
                                         Trustee

                                         /s/ J. Leroy Bell
                                     -------------------------------------
                                         J. LEROY BELL

                                         /s/ E.L. Brahaney
                                     -------------------------------------
                                         E.L. BRAHANEY

                                         /s/ Brent Beck
                                     -------------------------------------
                                         BRENT BECK

                                     CAVIC INTERESTS, LLC

                                     By: /s/ Patrick S. Gerald
                                        ----------------------------------
                                         Patrick S. Gerald
                                         President

                                         /s/ Stanley Talbott
                                     -------------------------------------
                                         STANLEY TALBOTT

                                     BUYER:

                                     PARALLEL LP
                                     By: Parallel Petroleum Corporation,
                                         its general partner

                                     By: /s/ Donald E. Tiffin
                                     -------------------------------------
                                         Donald E. Tiffin
                                         Chief Operating Officer

                                    EXHIBIT A

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                           Introduction to Exhibit "A"

      The Purchase and Sale Agreement to which this Exhibit "A" is attached covers all of the interests owned by Seller in the following described lands in Andrews and Gaines Counties, Texas, SAVE AND EXCEPT depths from the top of the Yates Formation down to the base of the Queen Formation, including, but not limited to, such interests in the oil and gas leases described in this Exhibit "A", insofar as they cover such lands and depths.

     [The remainder of Exhibit A consists of 49 pages of legal descriptions of the lands and oil and gas leases constituting part of the Assets]

                                    EXHIBIT B

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                                                                 Working        Net Revenue       Allocated
      Asset                      Description                     Interest        Interest           Value
-----------------    ---------------------------------------    -----------    --------------    -----------
Debbie Baggett       W/2, W/2 E/2 of Section 15, Block           1.0000000          .75000000    $16,783,425
                     A-22, PSL, Gaines County, Texas

W. B. Elam           S/2 N/2 of Section 14, Block A-22,          1.0000000          .75000000    $ 7,040,745
                     PSL, Gaines County, Texas

Pontius-Barksdale    N/2 and SE/4 of Section 16, Block           1.0000000          .75000000    $19,825,830
                     A-22, PSL, Gaines County, Texas

Cothes B-1           NW/4 NW/4 (B-1) and SE/4 NW/4 (B-2) of      1.0000000          .75000000    $ 1,309,500
   And               Section 25, Block A-22, PSL, Andrews
Cothes B-2           and Gaines Counties, Texas

Shortes              NW/4 NE/4 of Section 25, Block A-22,        1.0000000          .75000000    $ 1,000,000
                     PSL, Andrews and Gaines Counties, Texas

Segal                SE/4 SW/4 of Section 20, Block A-23,        1.0000000          .75000000    $    194,000
                     PSL, Andrews and Gaines Counties, Texas

C. R. Cothes         NE/4 NE/4 of Section 21, Block A-23,        .68905100          .51678825    $ 1,503,500
  (Cothes #1)        PSL, Andrews and Gaines Counties, Texas

Non-Producing        All  of the lands covered by the            1.0000000     As provided in    $ 1,843,000
Leasehold            Leases described in Exhibit "A" hereto                    the respective
                     SAVE AND EXCEPT the lands described                               Leases
                     above in this Exhibit "B"
                                                                                                 -----------
                     Seller excepts from the                                                     $49,500,000
                     above-described lands depths from the
                     top of the Yates Formation down to the
                     base of the Queen Formation.

                                    EXHIBIT C

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

                     CONVEYANCE, ASSIGNMENT AND BILL OF SALE

STATE OF TEXAS                      Section
                                    Section
COUNTIES OF GAINES AND ANDREWS      Section

                     ASSIGNMENT, BILL OF SALE AND CONVEYANCE

KNOW ALL MEN BY THESE PRESENTS:

      THAT, Lynx Production Company, Inc., whose address is 2100 Ross Avenue, Suite 860, LB 52, Dallas, Texas 75201, Elton Resources, Inc., whose address is 2813 Willow Ridge, Garland, Texas 75044, Cascade Energy Corporation, whose address is 5919 Greenville Avenue, No. 409, Dallas, Texas 75206, Chelsea Energy Inc., whose address is 2100 Ross Avenue, Suite 860, LB 52, Dallas, Texas 75201, William P. Sutter, Trustee, William P. Sutter Trust, whose address is 2 Par Club Circle, Village of Golf, Florida 33436, J. Leroy Bell, whose address is P.O. Box 2521, Midland, Texas 79702, E.L. Brahaney, whose address is 223 W. Wall Street, Suite 603, Midland, Texas 79701, Brent Beck, whose address is 4113 Fairwood, Midland, Texas 79707, Cavic Interests, LLC, whose address is P.O. Box 50213, Midland, Texas 79710, and Stanley Talbott, whose address is 201 W. Wall, Suite 405, Midland, Texas 79701 (collectively, "Assignor") in consideration of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, convey, sell, assign, and transfer unto PARALLEL LP, whose address is 1004 N. Big Spring, Suite 400, Midland, TX 79701 ("Assignee"), the following interests (the "Assets"):

      1. all of Assignor's right, title, and interest, if any, in and to, except to the extent constituting Excluded Assets, the following (the "Leases"): any and all interests owned by Assignor in the lands described on "Exhibit A", including, but not limited to the oil and gas leases described on Exhibit A, and any interest which Assignor is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates; royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, fee and term mineral interests, and any other interests of Assignor in crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets (collectively, "Hydrocarbons"), it being the intent hereof if the legal descriptions and depth limitation set forth on "Exhibit A" do not correctly describe such leases or interests or all of the lands covered thereby, that the "Leases" shall nevertheless include all of Assignor's right, title and interest in the Leases, lands and other interests described on Exhibit A and all land and depths covered thereby, SAVE AND EXCEPT depths from the top of the Yates Formation down to the base of the Queen Formation, even though such interests may be incorrectly described;

      2. all of Assignor's right, title and interest in and to or derived from the following insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases: (a) all easements, rights-of-way, permits, licenses, servitudes, surface leases and fee parcels or other interests; (b) all wells located upon the Leases or on lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling and spacing units which includes any portion thereof, and all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, wellhead equipment, casing, tubing, pumps, motors, machinery, gathering lines and facilities, telephone lines, boilers, buildings, injection wells and facilities, saltwater disposal wells and facilities, central processing facilities, metering facilities, compression facilities, platforms, tank batteries, appurtenances, and improvements now or as of 7:00 a.m., local time, on November 1, 2005 (the "Effective Time") situated upon the Leases or the land covered by the easements, rights-of-way, permits, licenses, servitudes, surface leases and fee parcels or other interests described below or used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Leases; (d) all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at on the date hereof, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, and fractionating contracts, and joint operating agreements, unitization, pooling and communitization agreements; and
            (e) originals of all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all seismic, geological, geochemical, and geophysical information and data, to the extent that such data is not subject to any third party restrictions, but excluding Assignor's proprietary interpretations of same;

      3. all of Assignor's right, title and interest in all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the pipeline connection from such tanks) produced from or attributable to the Leases prior to the Effective

            Time which have not been sold by Assignor and are in storage at the Effective Time;

SAVE AND EXCEPT, the following (the "Excluded Assets"):

      1. (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Assignor's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Assignor's interest in the assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time;

      2. all corporate, financial, and tax records of Assignor; however, Assignor shall be entitled to receive copies of any tax records which directly relate to any Assumed Obligations, or which are necessary for Assignee's ownership, administration, or operation of the Assets;

      3. all claims and causes of action of Assignor arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time except to the extent directly related to the Assumed Obligations;

      4. except as otherwise provided in Article 15 of the P&S Agreement, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards; (f) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

      5. claims of Assignor for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

      6. all amounts due or payable to Assignor as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

      7. all amounts due or payable to Assignor as adjustments to insurance premiums related to the assets with respect to any period prior to the Effective Time;

      8. all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time;

      9. all of Assignor's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

      10. all of Assignor's remote terminal units, radio control alarms, radio towers, [and leased automobiles and trucks] located on the leases, areas, and lands described in "Exhibit A" hereto.

      Assignee, in consideration of the mutual benefits to be derived hereunder by its acceptance hereof, understands and agrees to the following terms and conditions:

      1. This Assignment is made subject to that certain Purchase and Sale Agreement (the "P&S Agreement") dated October 14, 2005 between Assignor and Assignee, and all terms and conditions, of said P&S Agreement are incorporated herein by reference to the same extent and with the same effect as if copied in full herein. In the event of a conflict between the terms and conditions of this Assignment and the P&S Agreement, the P&S Agreement shall govern and control. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the P&S Agreement.

      2. Assignee assumes all rights or obligations associated with gas imbalances attributable to the Assets, regardless of when such imbalances occurred or accrued.

      3. Assignee hereby assumes all duties, liabilities and obligations, express or implied, imposed upon Assignor under the provisions of the Leases and any and all assignments, subleases, farmout agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Property, whether recorded or unrecorded, and under all applicable laws, rules, regulations, orders and ordinances; including, but not limited to, the plugging and abandonment of the wells included in this assignment as well as any other wells drilled hereafter on the Leases, and the clean-up and restoration of the premises on which the wells are located.

      4. SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, WITHOUT WARRANTY OF TITLE, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT C HERETO EXCEPT THAT SELLER SHALL WARRANT TITLE TO THE ASSETS AGAINST ALL CLAIMS, LIENS, BURDENS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE.IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 18 HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.

      5. Assignor and Assignee will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interest, estates and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transaction contemplated hereby.

      6. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

      TO HAVE AND TO HOLD the same unto the said Assignee forever. The provisions hereof shall be covenants running with the land and shall inure to the benefit of and be binding upon Assignor and Assignee, their respective personal representatives, successors and assigns.

      IN WITNESS HEREOF, the undersigned have executed this instrument on the date of the acknowledgments annexed hereto, but to be effective for all purposes from and after 7:00 a.m., local time, the 1st day of November, 2005.

                                        SELLER:

                                        LYNX PRODUCTION COMPANY, INC.

                                        By:____________________________________
                                                Robert S. Craine
                                                President

                                        ELTON RESOURCES, INC.

                                        By:____________________________________
                                                Vance Payne
                                                President

                                        CASCADE ENERGY CORPORATION

                                        By:____________________________________
                                                Steven C. Haworth
                                                President

                                        CHELSEA ENERGY, INC.

                                        By:____________________________________
                                                Lee Higgins
                                                President

                                        WILLIAM P. SUTTER TRUST

                                        By:____________________________________
                                                 William P. Sutter
                                                 Trustee

                                        _______________________________________
                                                 J. LEROY BELL

                                        _______________________________________
                                                 E.L. BRAHANEY

                                        _______________________________________
                                                 BRENT BECK

                                        CAVIC INTERESTS, LLC

                                        By:____________________________________
                                                 Patrick S. Gerald
                                                 President

                                        _______________________________________
                                                 STANLEY TALBOTT

                                        BUYER:

                                        PARALLEL LP
                                        By: Parallel Petroleum Corporation,
                                            its general partner

                                        By:____________________________________
                                                 Donald E. Tiffin
                                                 Chief Operating Officer

                                    EXHIBIT D

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                              NON-FOREIGN AFFIDAVIT
                      Exemption from Withholding of Tax For
                  Dispositions of U.S. Real Property Interests

      Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform _________________ that withholding of tax is not required upon the disposition of U.S. real property interests by _____________ and _______________ the undersigned hereby certifies the following:

      1. The undersigned are not foreign corporations, foreign partnerships, foreign trusts, or foreign estates for purposes of U.S. income taxation;

      2.    The undersigned's taxpayer identification number is:

             (name)                    (TIN)
             (name)                    (TIN)

      3.    The home or office address of the undersigned is _________________.

      The undersigned understand that this certification may be disclosed to the Internal Revenue Service by ________________________ and that any false statement contained herein could be punished by fine, imprisonment, or both.

      Under penalties of perjury, I declare that I have examined this certificate and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document.

      DATED this ____ day of __________, 200__.

                                        __________________________
                                        By: ________, General Partner (if appl.)

                                        By: ___________________________________
                                                 (name and title)

                                    EXHIBIT E

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                       Reporting and Accounting Memorandum

      In connection with the Purchase and Sale Agreement (the "P&S Agreement") between ______________ ("Buyer") and ____________________ and
___________________ (collectively, "Seller"), and contingent upon a __________, 200__ closing, the following is hereby agreed between the parties:

      1. Seller will prepare and submit state production reports for the field for the production month of ___________, 200__. All subsequent monthly production reports will be the responsibility of Buyer. Seller will send a copy of the _________, 200__ reports as filed to Buyer.

      2. Change of operator forms will be prepared by Seller showing __________ as the new operator of the Assets effective
            ______________, 200__. ________'s State of ___________ operator number is

      3. Letters-in-lieu, effective with ___________, 200__ production will be sent to the purchasers by Buyer. Seller shall prepare the letters and provide them at closing.

      4. Seller will make royalty distributions for the production month of ________, 200__. Royalty distributions for the production month of
            __________, 200__ will be the responsibility of Buyer.

      5. Seller will pay severance taxes for the production month of _________, 200__. Severance tax payments for the production month of
            __________, 200__ will be the responsibility of Buyer.

      6. Seller will make rental, minimum royalty and any other lease (including surface) obligation payments due on or before __________, 200__. Buyer will make subsequent monthly payments. Buyer agrees to indemnify and hold Seller harmless for any missed lease rental and/or minimum royalty payments from closing through ____________, 200__.

      7.    Buyer will take any royalty monies in suspense accounts.

      8. Seller will make gas nominations for the production month of __________, 200__. Buyer will make gas nominations beginning for the production month of ________, 200__.

      9. Seller will have their measurement service agent process the volumes for the wellhead meter points to be used in reporting and allocating for __________, 200__ production which will be closed out in __________, 200__ accounting. Buyer will take over this measurement function effective __________, 200__. Seller will provide Buyer with volume and integration statements for___________, 200__ production.

      10. Joint interest billings (JIBs) for the month of __________covering expenses incurred through ___________, 200__, will be prepared by Seller. Buyer will prepare JIBs for___________, 200__ activity forward. Such JIB's will be mailed out to working interest owners in early ________, 200__.

      11. Buyer will assume actual field operations at 7:00 am the day after the Closing Date.

      12. If either party receives revenue or other payments for the benefit of the other party, the party receiving revenue shall promptly forward such revenue to the other party. If either party pays invoices or otherwise incurs expenses for the benefit of the other party and provides supporting documentation related thereto, the party for whose benefit the payment in question was made shall promptly reimburse the party making such payment. For purposes of this paragraph, "promptly" shall be understood to mean within five
            (5) business days, in the absence of extenuating circumstances.

      13. This agreement is intended to set forth the division of reporting and other responsibilities between the parties, but is not intended to alter any provisions of the P&S Agreement related to which party will be ultimately financially responsible for payments made before or after the Effective Time of the P&S Agreement. In the event of any conflict between the provisions of this memorandum and the P&S Agreement, the P&S Agreement shall control. All capitalized terms not defined herein shall have the meanings given in the P&S Agreement.

      Signed the ______day of ____________, 200__.

                                    EXHIBIT F

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                                 GAS IMBALANCES

None.

                                    EXHIBIT G

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                                   LITIGATION

None.

                                   EXHIBIT "H"

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                                                PRESS RELEASE

Parallel Petroleum Corporation
1004 N. Big Spring Street, Suite 400      Contact: Cindy Thomason
Midland, TX 79701 (432) 684-3727                   Manager of Investor Relations
http://www.plll.com                                cindyt@plll.com

                    PARALLEL PETROLEUM ENTERS INTO AGREEMENT
                   TO ACQUIRE ________________ BOE OF RESERVES

MIDLAND, Texas, (BUSINESS WIRE), ______________(Date) - Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that its wholly owned subsidiary, Parallel, L. P., has entered into a Purchase and Sale Agreement to acquire producing and undeveloped oil and gas properties having a combined estimated ______ million equivalent barrels of proved oil reserves, of which _____% is proved developed producing reserves, with production of approximately ____ equivalent barrels of oil per day. The combined net purchase price is estimated to be approximately $_____ million (including customary purchase price adjustments), or approximately $_____ per proved equivalent barrel of oil. Parallel will finance the acquisitions using a portion of its revolving credit facility provided by Citibank and _________________.

This transaction is scheduled to close on November 15, 2005.

Hedging information

The Company has hedged barrels of oil associated with this Purchase and Sale Agreements and additional barrels of oil associated with its existing production. None of the Company's existing production had previously been hedged in ____ and ____. These hedges are shown in the table below.

      Calendar          Barrels of Oil            Total             NYMEX
      Year              per day                   Barrels           Swap Price

Management Comments

Larry C. Oldham, Parallel's President and CEO, commented, "___________________"

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, primarily engaged in the acquisition, development, exploration and production of oil and gas using enhanced oil recovery techniques and 3-D seismic technology. Additional information on Parallel Petroleum Corporation is available at www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company's future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "subject to," "anticipate," "estimate," "continue, " "present value," "future," "reserves", "appears," "prospective," or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company's growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

                               Schedule 3.3(b)(4)

            Attached to and made a part of that certain Purchase and Sale Agreement dated October 14, 2005, by and between Lynx Production Company, Inc., et al, as Seller, and Parallel LP, as Buyer

                                 Suspense Funds

                            Lynx Operating Co., Inc.
                       Suspense Master Listing by Property


Lease Name                                         Amount
---------------------                         --------------
C. R. Cothes #1                               $     7,645.60
Cothes B-1                                    $    11,149.50
Cothes B-2                                    $     6,572.53
Debbie Baggett #1-A                           $       260.35
Debbie Baggett #2-A                           $       236.77
Debbie Baggett #3-A                           $       415.35
Debbie Baggett #4-A                           $       271.12
Debbie Baggett #5A                            $       183.39
Debbie Baggett #6A                            $       347.91
Debbie Baggett #7-A                           $       374.17
Debbie Baggett #1-B                           $       268.30
Debbie Baggett #2-B                           $       451.37
Debbie Baggett #3-B                           $       347.78
Debbie Baggett #4-B                           $       425.56
Pontius-Barksdale #1                          $    26,269.39
Pontius-Barksdale #2                          $    21,041.01
Pontius-Barksdale #3                          $    18,981.55
Pontius-Barksdale #4                          $    11,984.89
Pontius-Barksdale #5                          $    10,396.03
Pontius-Barksdale #6                          $     8,867.24
Pontius-Barksdale #7                          $    11,720.92
Pontius-Barksdale #8                          $    10,538.03
Pontius-Barksdale #9                          $     8,722.29
Pontius-Barksdale #10                         $    12,911.87
Shortes (Seaboard)                            $     3,552.83
                                              --------------

Total                                         $   173,935.75

                                  Schedule 4(g)

          Hydrocarbon sales contracts not terminable on 30 days' notice

      Gas purchase contract dated October 17, 2002, between Lynx Operating Co., Inc. ("Seller") and Duke Energy Field Services, LP ("Buyer") covering sections 14, 15 & 16, Blk A22, PSL, Andrews and Gaines Counties, Texas (Casinghead Gas).

                               Schedule 8.1(c) (d)

                                Tax Partnerships

Exhibit G attached to Operating Agreement dated July 9, 2002 between Lynx Operating Co., Inc., as operator, and Lynx Production Company, Inc., et al., as non-operators, covering the Debbie Baggett #2-A, the Debbie Baggett #2-B and the Pontius Barksdale #3 wells only.

                           Schedule 8.1c and 8.1 (c) a

                  Lease defaults and material contract defaults

                                     [NONE]

                              Schedule 8.1(e) (iii)

                  Tax Liens and Mechanics Liens being contested

                                     [NONE]

                                                                              51